Sheet1

MuniEnhanced Fund, Inc.
File Number: 811-5739
CIK Number: 844172
For the Period Ending: 07/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended July 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/02/2001	$ 8,800	Long Island NY PWR Auth	5.00%	05/01/2033
03/15/2001	6,200	Long Island NY PWR Auth	5.00	05/01/2033
03/16/2001	200	Long Island NY PWR Auth	5.00	05/01/2033

Last Updated on 09/27/2001
By Karen Lang